DUPLICATE

Number: C1083309

BRITISH COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ELEMENTAL ALTUS ROYALTIES CORP. changed its name to ELEMENTAL ROYALTY CORPORATION on November 13, 2025 at 06:00 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On November 13, 2025

SINEAD O'CALLAGHAN
Registrar of Companies
Province of British Columbia
Canada